EXHIBIT 99.1

PRESS RELEASE For Immediate Release	CONTACT: Jill Swartz (949) 833-8252 Ext. 123 js@tnpre.com

TNP Strategic Retail Trust Acquires

Morningside Marketplace in Fontana, California

IRVINE, Calif., (January 12, 2012) – TNP Strategic Retail Trust, Inc. (the “Company”), a public non-traded REIT that invests in grocery and drug-store anchored, multi-tenant necessity retail properties and other real estate-related assets, announced today the completion of the Company’s twelfth acquisition, Morningside Marketplace in Fontana, located in the Inland Empire region of Southern California.

Morningside Marketplace is a neighborhood, grocery-anchored shopping center, built in 2001 and anchored by Ralphs®, a subsidiary of Kroger (NYSE: KR). The property is nearly 96 percent occupied by a mix of national and regional tenants, including Chevron, Chase, KFC, Pizza Hut®, Baskin-Robbins® and Togo’s, among others.

“We believe Morningside Marketplace is well positioned to benefit from the improving retail market in the Inland Empire,” said Thompson National Properties’ senior vice president, acquisitions, Steve Corea. “The property is in a key location, easily accessible to the 15 and 210 freeways, with strong demographics in the surrounding area.”

The property is comprised of 87,793 rentable square feet and consists of eight buildings on seven parcels, including four single-tenant buildings.

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. is a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, located primarily in the Western United States, and real estate related assets, including investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate. TNP Strategic Retail Trust has acquired 12 shopping centers in eight states containing over 1.2 million square feet at an overall purchase price exceeding $173 million.

As of January 11, 2012, TNP Strategic Retail Trust has issued approximately 6,077,000 shares of common stock. The Company currently pays a monthly distribution that equates to a 7 percent annual distribution based on a share price of $10.00. For more information regarding TNP Strategic Retail Trust, please visit www.tnpsrt.com.

Thompson National Properties, LLC

1900 Main Street, Suite 700 • Irvine, CA 92614 • T: (949) 833-8252 F: (949) 252-0212

www.tnpre.com

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About Thompson National Properties, LLC

Thompson National Properties, LLC (TNP) is an international real estate advisory company, specializing in the creation and management of real estate investment funds. TNP uses a variety of investment structures to fit the needs of its investors, which are designed for both institutional and high net worth individual investors. Thompson National Properties is also a leader in both property and asset management and receivership services, a key element in any successful commercial real estate investment in today’s lender-driven marketplace.

Headquartered in Irvine, California, Thompson National Properties was founded in April 2008 and has six regional offices. As of January 12, 2012, Thompson National Properties manages a portfolio of 155 commercial properties, in 31 states, totaling approximately 18.4 million square feet, on behalf of over 4,300 investor/owners with an overall purchase value of $2.3 billion dollars. TNP has expanded its operations to the Middle East to provide valuation and advisory services on over 2.3 million square feet of real estate in Saudi Arabia. For more information regarding Thompson National Properties, please visit www.tnpre.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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Thompson National Properties, LLC

1900 Main Street, Suite 700 • Irvine, CA 92614 • T: (949) 833-8252 F: (949) 252-0212

www.tnpre.com